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                                                                    EXHIBIT 99.2

[PARK NATIONAL CORPORATION LOGO]             N E W S   R E L E A S E




Media contacts:
---------------

Bethany White, Comm. Specialist 740.349.3754
Jerry Nethers, VP Marketing, 740.349.3710
John Kozak, Chief Financial Officer, 740.349.3792

November 15, 2004                                         FOR IMMEDIATE RELEASE

            PARK NATIONAL CORPORATION DECLARES REGULAR CASH DIVIDEND
                   AND ANNOUNCES A FIVE PERCENT STOCK DIVIDEND

NEWARK, OHIO -- The Park National Corporation ("Park") (AMEX:PRK) Board of Directors declared today a 5 percent stock dividend payable to stockholders of record as of December 1, 2004, including common shares held as treasury shares. The stock dividend will be paid on December 15, 2004.(1)

Additionally, Park's Board of Directors declared a regular cash dividend of $0.90 per share, payable on January 3, 2005 to stockholders on record as of December 17, 2004. The new quarterly dividend rate of $0.90 is 7.4 percent higher than the previous quarterly dividend rate of $0.838 per share, as adjusted to reflect the stock dividend. The increased cash dividend will be paid on all outstanding common shares including those issued as a result of the stock dividend.

"We are pleased to announce the increase in cash dividends coupled with the 5 percent stock dividend. This news follows our previous announcement at the conclusion of the third quarter of this year, that continued growth in net income has been fueled in large part from increases in loans and selective non-interest income," said Park President C. Daniel DeLawder.

Headquartered in Newark, Ohio, Park is a bank holding company with $5.1 billion in consolidated total assets. Its family of community banks operates 119 financial service offices in 26 Ohio counties. Park's significant subsidiaries include The Park National Bank, Fairfield National Division, The Richland Trust Company, Century National Bank, The First-Knox National Bank, Farmers and Savings Division, United Bank, N.A., Second National Bank, The Security National Bank and Trust Co., Unity National Division, The Citizens National Bank of Urbana, Scope Aircraft Finance, and Guardian Finance.

Park anticipates an increase in number of financial service offices and counties served in 2005, due to its two separate announcements in the third quarter of 2004.(2) On August 3, it announced intentions to acquire First Federal Savings Bank of Eastern Ohio (Muskingum County, Ohio) and merge it with Park affiliate Century National Bank. On September 24, Park announced plans to acquire First Clermont Bank (Clermont County, Ohio). The merger transactions with First Federal Bancorp, Inc., the parent company of First Federal Savings Bank of Eastern Ohio, and the acquisition of First Clermont Bank are expected to be complete by the first quarter of 2005.

For more information about Park, visit www.parknationalcorp.com.



                            PARK NATIONAL CORPORATION
                     50 N. THIRD STREET, NEWARK, OHIO 43055
                            WWW.PARKNATIONALCORP.COM


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[PARK NATIONAL CORPORATION LOGO]             N E W S   R E L E A S E


(1) No fractional shares will be issued in payment of the stock dividend and, in lieu thereof, each shareholder otherwise entitled to receive a fractional common share will receive cash in an amount based on the closing sale price for Park's common shares as reported on the American Stock Exchange on December 1, 2004.

(2) Park announced the signing of two separate acquisition agreements in the third quarter. On August 3, it announced the signing of a definitive agreement and plan of merger which will result in the acquisition of First Federal Bancorp, Inc. ("First Federal Bancorp") and its subsidiary First Federal Savings Bank of Eastern Ohio (First Federal Savings), both headquartered in Zanesville (Muskingum County, Ohio). First Federal Bancorp will be acquired through the merger of a newly-formed subsidiary of Park with and into First Federal Bancorp in an all-cash transaction, immediately followed by the merger of the surviving corporation into Park. Following those merger transactions, First Federal Savings will merge with Park affiliate Century National Bank. On September 24, Park announced the signing of a stock purchase agreement whereby Park will acquire First Clermont Bank (Clermont County, Ohio) in an all cash transaction. Following that acquisition, First Clermont Bank will merge with Park affiliate The Park National Bank. Both acquisitions are subject to the receipt of appropriate regulatory approvals.

SAFE HARBOR STATEMENT
---------------------

Except for the historical and present factual information contained in this press release, the matters discussed in this press release, including statements identified by words such as "will result," "anticipates," "are expected," and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those set forth in the forward-looking statements, including the following: the ability to obtain regulatory approvals of the First Federal Bancorp and First Clermont Bank acquisitions on the proposed terms and schedule; the possibility that costs or difficulties related to the integration of the businesses of First Federal Bancorp, First Federal Savings and First Clermont Bank with our businesses will be greater than expected or that the cost savings and any revenue synergies of the combined entities following the acquisitions may be lower or take longer to realize than expected; disruptions from the acquisitions making it more difficult to maintain relationships with customers, employees or suppliers; the impact of competition; changes in economic conditions in Park's market area; changes in policies by regulatory agencies; fluctuations in interest rates; demand for loans in Park's market area; and other risk factors relating to our industry as detailed from time to time in Park's reports filed with the SEC. Park wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Park does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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                            PARK NATIONAL CORPORATION
                     50 N. THIRD STREET, NEWARK, OHIO 43055
                            WWW.PARKNATIONALCORP.COM